Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)

M.D.C. HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt securities	Rule 456(b) and Rule 457(r)(4)	(1)	(3)	(3)	(4)	(4)	N/A	N/A	N/A	N/A
	Debt	Guarantees of debt securities(5)	Rule 456(b) and Rule 457(r)(4)	(1)	(3)	(3)	(4)	(4)	N/A	N/A	N/A	N/A
	Equity	Common shares	Rule 456(b) and Rule 457(r)(4)	(1)(2)	(3)	(3)	(4)	(4)	N/A	N/A	N/A	N/A
	Equity	Preferred shares	Rule 456(b) and Rule 457(r)(4)	(1)(2)	(3)	(3)	(4)	(4)	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts							(1)
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, and (c) debt securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction. Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee. Any subsequent registration fees will be paid on a pay-as-you-go basis. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee rate in effect on the date of such fee payment.

(5)	The guarantees are the full and unconditional guarantee of M.D.C. Holdings, Inc.’s obligations under its debt securities by its wholly-owned subsidiaries. No separate consideration will be received for the guarantees. No additional registration fee is payable with respect to the guarantees pursuant to Rule 457(n) under the Securities Act.